Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

MATTEL REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Second Quarter Highlights

•	Worldwide net sales up 10 percent;

•	Domestic gross sales up 9 percent and international gross sales up 11 percent;

•	Worldwide gross sales for core brands: Barbie® down 4 percent; Hot Wheels® up 5 percent; Core Fisher-Price® up 5 percent and American Girl® brands up 20 percent;

•	Gross margin decreased 200 basis points of net sales; SG&A increased 20 basis points of net sales;

•	Operating income as a percentage of net sales was 3.2 percent, down 220 basis points;

•	Net loss of $94.0 million, which includes incremental tax expense of $112.9 million associated with the previously announced plan to repatriate foreign earnings in 2005 under the American Jobs Creation Act (AJCA), vs. last year’s net income of $23.5 million; and

•	Loss per share of $0.23 (includes AJCA-related tax expense of $0.28 per share) vs. last year’s second quarter earnings per share of $0.06.

EL SEGUNDO, Calif., July 18, 2005 – Mattel, Inc. (NYSE: MAT) today reported 2005 second quarter financial results. For the quarter, the company reported a net loss of $94.0 million, or $0.23 per share, compared to last year’s second quarter net income of $23.5 million, or $0.06 per share. The net loss for the second quarter was significantly impacted by incremental tax expense of $112.9 million, or $0.28 per share, resulting from the company’s decision to repatriate $2.4 billion in unremitted foreign earnings under AJCA.

“While this quarter’s results were positively impacted by improving sales trends across our portfolio of brands, including key contributions from entertainment properties, our margins were under pressure,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We continue to expect 2005 to be a challenging year as we focus on the all-important second half.”

Financial Overview

For the quarter, net sales were $886.8 million, up 10 percent compared to $804.0 million last year, and included a benefit from changes in currency exchange rates of 2 percentage points. On a regional basis, second quarter gross sales increased 9 percent in the U.S., and were up 11 percent in international markets, which included a benefit from changes in currency exchange rates of 5 percentage points. Operating income for the quarter was down 34 percent at $28.5 million, primarily due to higher costs, partially offset by higher sales volume.

The company’s debt-to-total capital ratio of 23.0 percent is in line with the company’s capital and investment framework. Consistent with the seasonality of the company’s business and its use of working capital, the company’s cash and equivalents declined by approximately $795 million during the six months ended June 30, 2005, compared to a decline of approximately $789 million in the prior year period. Additionally, during the second quarter of 2005, the company repurchased 12.9 million shares of its common stock at a cost of $236.5 million. During the second quarter of 2004, the company repurchased 14.2 million shares of its common stock at a cost of $245.8 million.

Sales by Business Unit

Mattel Brands

For the second quarter, worldwide gross sales for the Mattel Brands business unit were $563.8 million, a 10 percent increase versus the prior year’s second quarter. Worldwide gross sales for the Barbie® brand were down 4 percent. Worldwide gross sales of Other Girls Brands, which includes Polly Pocket!™ and several new brand introductions, including Disney Princesses, Winx Club™, Pound Puppies® and Furryville™, were up double-digits.

Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 4 percent, primarily driven by higher sales of Hot Wheels®. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were up 27 percent for the quarter, primarily driven by higher sales of the Batman™ property and the Scene It?® game, partially offset by sales declines in the Yu-Gi-Oh!™ and Harry Potter™ properties.

Fisher-Price® Brands

Second quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, Rescue Heroes® and Power Wheels® brands, were

$337.3 million, a 7 percent increase versus the prior year’s second quarter. The increase reflects the strong growth in Fisher-Price® Friends worldwide and Core Fisher-Price® in international markets.

American Girl® Brands

Second quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $58.8 million, up 20 percent from the prior year, primarily driven by the continued success of the new American Girl Today® doll and strong performance of the American Girl® retail stores.

American Jobs Creation Act (AJCA) Update

In the second quarter of 2005, Mattel completed and approved its plan for reinvestment and repatriation of unremitted foreign earnings under AJCA. This plan takes advantage of the company’s ability to repatriate approximately $2.4 billion in foreign earnings at a substantially reduced tax cost provided the repatriation occurs before the end of 2005. The AJCA-related tax expense of $112.9 million, or $0.28 per share, has been disclosed since it could be meaningful in evaluating the company’s operating results and financial condition for the quarter in light of the nature and magnitude of the expense.

Live Webcast

Mattel will webcast its 2005 second quarter earnings conference call at 8 a.m. Eastern time (5 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Website, www.mattel.com. To listen to the live call, logon to the Website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Website for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11 a.m. Eastern time (8 a.m. Pacific time) the morning of the call, until Wednesday, July 20, 2005 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 4559083.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. Mattel’s vision is: the world’s premier toy brands – today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about outlook and challenges for the year, cost pressures, financial performance, the company’s debt-to-total capital ratio, capital and investment framework and the expected repatriation of unremitted foreign earnings and the tax effect thereof. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2005		2004		Yr / Yr % Change	2005		2004		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$886.8		$804.0		10%	$1,669.9		$1,584.9		5%
Cost of sales	500.0	56.4%	437.7	54.4%	14%	939.1	56.2%	866.9	54.7%	8%

Gross Profit	386.8	43.6%	366.3	45.6%	6%	730.8	43.8%	718.0	45.3%	2%
Advertising and promotion expenses	93.1	10.5%	84.4	10.5%	10%	180.8	10.8%	171.8	10.9%	5%
Other selling and administrative expenses	265.2	29.9%	238.7	29.7%	11%	516.0	30.9%	490.3	30.9%	5%

Operating Income	28.5	3.2%	43.2	5.4%	-34%	34.0	2.1%	55.9	3.5%	-39%
Interest expense	19.6	2.2%	16.4	2.0%	20%	37.2	2.2%	31.6	2.0%	18%
Interest (income)	(12.4)	-1.4%	(4.1)	-0.5%		(24.5)	-1.4%	(9.0)	-0.6%
Other non-operating (income), net	(4.7)	-0.5%	(1.5)	-0.1%		(13.6)	-0.8%	(11.5)	-0.7%

Income Before Income Taxes	26.0	2.9%	32.4	4.0%	-20%	34.9	2.1%	44.8	2.8%	-22%
Provision for income taxes	120.0		8.9			122.4		12.3

Net Income (Loss)	$(94.0)		$23.5	2.9%		$(87.5)		$32.5	2.1%

EPS - Basic	$(0.23)		$0.06			$(0.21)		$0.08

Average Number of Common Shares Outstanding - Basic	409.8		419.2			412.9		423.7

EPS - Diluted	$(0.23)		$0.06			$(0.21)		$0.08

Average Number of Common and Common Equivalent Shares Outstanding - Diluted	409.8		422.9			412.9		427.6

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2005		2004		2005		2004
Worldwide Gross Sales:
Mattel Brands	$563.8		$513.3		$1,078.2		$1,045.4
% Change		10%		4%		3%		2%
Pos./(Neg.) Impact of Currency (in % pts)		3		2		2		4

Fisher-Price Brands	337.3		314.6		601.7		578.6
% Change		7%		6%		4%		9%
Pos./(Neg.) Impact of Currency (in % pts)		1		1		2		2

American Girl Brands	58.8		49.1		126.4		103.2
% Change		20%		18%		22%		17%

Other	4.7		2.3		8.6		5.6

Gross Sales	$964.6		$879.3		$1,814.9		$1,732.8

% Change		10%		6%		5%		5%
Pos./(Neg.) Impact of Currency (in % pts)		2		2		2		3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$964.6		$879.3		$1,814.9		$1,732.8
Sales Adjustments	(77.8)		(75.3)		(145.0)		(147.9)

Net Sales	$886.8		$804.0		$1,669.9		$1,584.9

% Change		10%		5%		5%		5%
Pos./(Neg.) Impact of Currency (in % pts)		2		2		2		3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,		At Dec. 31, 2004
(In millions)	2005 (Unaudited)	2004 (Unaudited)
Assets
Cash and equivalents	$361.9	$363.5	$1,156.8
Accounts receivable, net	692.4	622.7	759.0
Inventories	579.9	557.5	418.6
Prepaid expenses and other current assets	246.5	266.9	302.8

Total current assets	1,880.7	1,810.6	2,637.2

Property, plant and equipment, net	550.5	603.2	586.5
Other noncurrent assets	1,480.4	1,494.2	1,532.8

Total Assets	$3,911.6	$3,908.0	$4,756.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$31.3	$76.3	$29.0
Current portion of long-term debt	218.6	41.0	189.1
Accounts payable and accrued liabilities	709.3	761.1	1,229.2
Income taxes payable	269.3	219.4	279.9

Total current liabilities	1,228.5	1,097.8	1,727.2

Long-term debt	370.0	588.6	400.0
Other long-term liabilities	242.1	242.0	243.5
Stockholders’ equity	2,071.0	1,979.6	2,385.8

Total Liabilities and Stockholders’ Equity	$3,911.6	$3,908.0	$4,756.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2005	2004
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	70	70

Inventories
Days of Supply (DOS)	56	57

Total Debt Outstanding	$619.9	$705.9
Total Debt-to-Total Capital Ratio	23.0%	26.3%

	Six Months Ended June 30,
(In millions)	2005 (a)	2004
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(551)	$(518)
Cash Flows (Used For) Investing Activities	(32)	(63)
Cash Flows (Used For) Financing Activities and Other	(212)	(208)

(Decrease) in Cash and Equivalents	$(795)	$(789)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.